Exhibit 10.4A
AMENDMENT
TO
WALLACE E. BOSTON, JR.
EMPLOYMENT AGREEMENT
     THIS AMENDMENT TO THE EMPLOYMENT AGREEMENT (the “Amendment”) is made, effective as of December 31, 2008, by and between American Public University System, Inc., a West Virginia corporation (the “Company”), American Public Education, Inc., a Delaware corporation (“the Parent”) and Wallace E. Boston, Jr. (the “Executive”).
Recitals:
     WHEREAS, the Executive, the Company and the Parent previously entered into the Employment Agreement, effective as of June 21, 2004, and previously amended and restated on October 10, 2007 (the “Employment Agreement”); and
     WHEREAS, the Executive, the Company and the Parent desire to amend the Employment Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.
Agreement:
     NOW, THEREFORE, in consideration of the agreements contained herein and of such other good and valuable consideration, the sufficiency of which the Executive acknowledges, the Company, the Parent and the Executive, intending to be legally bound, agree as follows:
     1. Section 10(c)(ii) of the Employment Agreement is hereby deleted in its entirety and amended and restated to read as follows:
“(ii) any material failure by the Company or Parent to comply with any of the provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure which is remedied by the Company or Parent promptly after receipt of notice thereof given by the Executive;”
     2. Section 10(c) of the Employment Agreement is hereby amended by adding three new sentences after the final sentence of said Section 10(c) to read as follows:
“None of the foregoing events shall constitute Good Reason if the Executive consents in writing to such event. The Executive further understands and agrees that none of the foregoing events shall constitute Good Reason unless the Company or Parent fails to cure such asserted grounds for Good Reason within thirty (30) days of its receipt of notice from the Executive. In order to terminate his employment, if at all, for Good Reason, Executive must terminate employment within thirty (30) days of the end of the cure period if the breach has not been cured.”
     3. Section 10(e) of the Employment Agreement is hereby deleted in its entirety and amended and restated to read as follows:
“10(e). Date of Termination. For purposes of this Agreement, the “Date of Termination” shall mean (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated pursuant to Section 10(b)(i) hereof, thirty (30) days after Notice of Termination, provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during this 30-day period; (iii) if the Executive’s employment is terminated pursuant to Section 10(b)(ii) or 10(b)(iii) hereof, the date specified in the Notice of Termination; (iv) if the Executive terminates the Executive’s employment for Good Reason pursuant to Section 10(c) hereof, the date specified in the Notice of Termination, provided however that such date must occur after the cure period provided in Section 10(c); and (v) if the Executive’s employment is terminated for any other reason, the date on which Notice of Termination is given. Notwithstanding the foregoing, the Executive will be deemed to have a Date of Termination for purposes of determining the timing of any payments or benefits hereunder that are classified as deferred compensation only upon a “separation from service” within the meaning of Code Section 409A.”
     4. Section 11(f)(v) of the Employment Agreement is hereby deleted in its entirety and amended and restated to read as follows:
“(v) in the event that it is determined that any payment, benefit, or distribution described in this Section 11(f) or in Section 12 made by the Company, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”)) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Section 11(f), Section 12 or otherwise (the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (an “Excise Tax Restoration Payment”) within 30 days of the determination that the Total Payments would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax in an amount that shall fund the payment by the Executive of any Excise Tax on the Total Payments as well as all income taxes imposed on the Excise Tax Restoration Payment, any Excise Tax imposed on the Excise Tax Restoration Payment and any interest or penalties imposed with respect to taxes on the Excise Tax Restoration Payment or any Excise Tax.”
     5. Section 23 of the Employment Agreement is hereby amended by adding three new paragraphs to the end of the provision to read as follows:
For purposes of Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement including, without limitation, each severance payment and COBRA continuation reimbursement shall be treated as a right to receive a series of separate and distinct payments.

Any amount that the Executive is entitled to be reimbursed under this Agreement will be reimbursed to the Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred. Any right to reimbursement or in kind benefits will not be subject to liquidation or exchange for another benefit. The amount of the expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement in any other taxable year.

Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
     6. The provisions of this Amendment may be amended and waived only with the prior written consent of the parties hereto. This Amendment may be executed and delivered in one or more counterparts, each of which shall be deemed an original and together shall constitute one and the same instrument.
     7. Except as set forth in this Amendment, the Employment Agreement shall remain unchanged and shall continue in full force and effect.
     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment on the date first written above.

AMERICAN PUBLIC UNIVERSITY SYSTEM INC.
By:	/s/ HARRY T. WILKINS
	Name:	Harry T. Wilkins
	Title:	Executive Vice President

AMERICAN PUBLIC EDUCATION INC.
By:	/s/ PHILLIP A. CLOUGH
	Name:	Phillip A. Clough
	Title:	Chairman

EXECUTIVE
By:	/s/ WALLACE E. BOSTON, JR.
Wallace E. Boston, Jr.

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